UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 5
ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
( ) Form 3 Holdings Reported
( ) Form 4 Transactions Reported
1. Name and Address of Reporting Person
   MCBURNEY, ROBERT N.
   Cambridge NeuroScience, Inc.
   One Kendall Square
   Building 700
   Cambridge, MA  02139
2. Issuer Name and Ticker or Trading Symbol
   Cambridge NeuroScience, Inc.
   CNSI
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   1999
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Chief Scientific Officer
7. Individual or Joint/Group Reporting (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security         |2.    |3.  |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                             |Transaction|  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                             |Date  |Code|                                  |  Beneficially     |(D)or |                           |
                             |      |    |                  | A/|           |  Owned at         |Indir |                           |
                             |      |    |    Amount        | D |    Price  |  End of Year      |ect(I)|                           |
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
  Common Stock ($.001 par val|      |    |                  |   |           |19,150             |I     |401(k) plan                |
ue)                          |      |    |                  |   |           |                   |      |                           |
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  Common Stock ($.001 par val|      |    |                  |   |           |84,123             |D     |                           |
ue)                          |      |    |                  |   |           |                   |      |                           |
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  Common Stock ($.001 par val|      |    |                  |   |           |10,000 (1)         |I     |By Trust                   |
ue)                          |      |    |                  |   |           |                   |      |                           |
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
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative   |2.Con   |3.   |4.  |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security              |version |Transaction rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                        |or Exer |Date |Code| rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                        |cise Pr |     |    | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                        |ice  of |     |    | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                        |Deriva  |     |    |               |Date |Expir|                    |       |ficially    |Ind|            |
                        |tive    |     |    |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                        |Secu    |     |    |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                        |rity    |     |    |  Amount   |   |ble  |     |                    |       |Year        |(I)|            |
___________________________________________________________________________________________________________________________________|
Option (right to buy)   |        |     |    |           |   |     |     |Common Stock|       |       |325,000     |D  |            |
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
Explanation of Responses:
(1) The Reporting Person disclaims beneficial ownership of these securities held by trust for the benefit of his children, and this report shall not be deemed an admission that the Reporting Person is the beneficial owner of the shares for purposes of Section 16 or for any other
purpose.
SIGNATURE OF REPORTING PERSON
/s/ Robert N. McBurney
DATE
2/10/00